Exhibit (10)

Material Contracts

1989 DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED

Skyline Corporation, an Indiana corporation (“Company”) established the 1989 Deferred Compensation Plan (“Plan”) to attract and retain key executives and to provide a level of retirement income complimentary to the current income level of those key executives. The 1989 Deferred Compensation Plan is now being restated for Section 409A of the Internal Revenue Code (Section 409A).

1.	Eligibility. The current Participants prior to January 1, 2008 are listed on the attached Exhibit “A.” For new Participants after January 1, 2008, if any, the election to participate in this Plan shall be made by executing an election form within 30 days of being selected to participate in the Plan and by completing such other forms that may be required by the Plan administrator from time to time. (An individual who is eligible to participate in the Plan under this paragraph and elects to participate in the Plan is hereinafter referred to as “Participant”).

2.	Status of Plan and Agreement. This Plan does not constitute a contract on the part of the Company to employ Participant or to continue Participant’s employment for any given period of time, either fixed or contingent. Moreover, Participant does not by this Plan agree to continue in the employment of Company for any specified interval of time. The employment relationship, therefore, shall continue for so long as, but only so long as, such employment is mutually satisfactory to both parties. The Plan, accordingly, does not constitute a contract of employment. The benefits payable under this Plan shall be independent of, and in addition to, any other agreement relating to Participant’s employment that may exist from time to time between the parties, or any other compensation payable by Company to Participant, whether by salary, bonus or otherwise. Company does not promise that Participant’s employment will be continued for such interval as to enable Participant to obtain all or any part of the benefits under this Plan.

3.	Deferral of Compensation. Company and Participant agree that Participant’s compensation shall be as agreed to from time to time by the parties. Deferred compensation amounts, if any, payable to Participant are as set forth in Exhibit “A”. Payment of such amounts is contingent upon satisfaction of the provisions of this Plan.

4.	Deferred Compensation Upon Termination of Employment.

(a)	Retirement On or After Eligibility Date. If Participant’s employment with Company is terminated because of Retirement (as hereinafter defined) on or after the Eligibility date set forth on Exhibit “A” (“Eligibility Date”), Company shall pay to Participant annual deferred compensation in the amount set forth on Exhibit “A”. Payments under this subparagraph 4(a) shall be made monthly for a period of 10 years following Participant’s Retirement.

(b)	Permanent Disability. If Participant becomes Permanently Disabled (as hereinafter defined in paragraph 4(h)) while still employed by Company, and having complied with the terms of the Plan, Company shall pay to Participant annual deferred compensation in the amount set forth in Exhibit “A” less any amount Participant is entitled to receive under Company’s disability insurance policy then in effect. Further, if Participant’s disability insurance benefits expire prior to the date 10 years after the original disability date, Company shall pay annual deferred compensation in the amount set forth on Exhibit “A” until 10 years after the original disability date.

(c)	Death While Still Employed. If Participant dies while still employed by Company, and having complied with the terms of the Plan, Company shall pay to Participant’s beneficiaries deferred compensation in the amount set forth on Exhibit “A”. Payments under this subparagraph 4(c) shall be made monthly for a period of 10 years following Participant’s death.

(d)	Death Following Retirement or Permanent Disability. If Participant dies after having retired from Company, or having terminated employment because of Permanent Disability, the total duration of payments under this Plan for Retirement or Permanent Disability (whichever is applicable), and death benefits shall be 10 years from the date of Retirement or Permanent Disability (whichever is applicable), provided that Participant was not employed in a business in competition with Company in violation of paragraph 8. In the event of death the beneficiary shall receive the annual death benefit amount for the remaining portion of the 10-year payout.

(e)	Termination of Employment Prior to Eligibility Date. If Participant’s employment with Company is terminated prior to the Eligibility Date for any reason other than death or Permanent Disability, Participant shall not be entitled to benefits under this Plan.

(f)	Commencement of Payment. Qualifications for payments of deferred compensation as described on Exhibit “A” under the Plan shall be determined by the Board of Directors of Company. To determine qualification for payments, the Board might need to confirm the Participant or beneficiary meets the requirements of paragraphs 4, 5, 6, 7 and 8 or other paragraphs of the Plan. After qualification is determined, such payments will commence not later than ninety (90) days following the date of Retirement, Permanent Disability or death.

Notwithstanding any other provision of the Agreement to the contrary, in the case of Specified Employees (as defined under Section 409A of the Code) receiving benefits as a result of Retirement, the payment shall not be made before the date that is six (6) months after the date of separation from service (or, if earlier, the date of death of the Specified Employee). The manner of commencement and date of commencement shall be determined by the Board of Directors consistent with any rules promulgated under Section 409A and valid regulations issued thereunder. For example, the arrangement could provide to the extent consistent with those rules, that payments to which a Specified Employee would otherwise be entitled to receive during the first six (6) months following the date of separation from service would be accumulated and paid at another specified date such as the first date of the seventh month following the date of separation from service.

The arrangement selected by the Directors could, to the extent permitted by final rules, provide that each installment payment to the Specified Employee would simply be delayed by six (6) months, with the first installment to begin the first day of the seventh month and remaining installments paid on the first day of each month thereafter.

(g)	Retirement. As used herein, the term “Retirement” shall mean the termination of Participant’s employment with Company on or after the date of eligibility for reasons other than Permanent Disability, death or gross misconduct.

(h)	Permanent Disability. An inability to engage in any substantial gainful activity by reason of any medically-determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the receipt of income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, all as determined by the Plan Administrator in accordance with Section 409A.

5.	Beneficiaries. Participant shall have the right to designate in writing a beneficiary (or beneficiaries) to receive all or any part of the benefits which may be payable to such beneficiary in the event of Participant’s death under the terms of this Plan. Such written designation of beneficiary shall be on a form acceptable to Company, signed by Participant and filed with the Chief Executive Officer of Company. Such designation may include primary and contingent beneficiaries, and any beneficiary designation made by Participant may be changed from time to time by similar written action. If Participant dies without any effective or living beneficiary designated as provided in this paragraph, any payments owing Participant under this Plan shall be paid to his spouse, if any, otherwise to the estate of Participant.

6.	Vesting. The rights of Participant to amounts deferred under this Plan shall vest at age 60 for Social Security tax purposes. Notwithstanding the foregoing, if there is a change in control of the Company (defined as a change in ownership of more than 50% of the Company’s stock in one transaction) the rights of Participants shall vest at the time of such transaction. The actual payment to the Participant shall continue to commence upon the eligibility dates set forth on Exhibit A.

7.	Forfeiture of Benefits. If Participant’s employment with Company is terminated at any time because of gross misconduct, including but not limited to theft, embezzlement, or any other criminal action or action related to his employment involving moral turpitude, whether or not criminal or civil prosecution thereof is sought or enforced, as determined in the sole discretion of Company’s Board of Directors, or if at any time Participant enters into competition with Company or its associated corporations or subsidiaries, in violation of the non-compete provisions in paragraph 8, Participant’s right to receive benefits under the Plan, if any, shall terminate immediately and Company shall have no further obligation to Participant or his heirs under this Plan.

8.	Non-Compete. Participant agrees he will not, at any time, directly or indirectly own, manage, operate, control, participate in, enter employment with, or be connected in any manner with any person, partnership, entity or corporation engaged in or about to be engaged in producing, marketing, selling, leasing, servicing or distributing of any product and/or service which is directly or indirectly competitive with any product and/or service produced, marketed, sold, leased, distributed or serviced by Company or its associated corporations or subsidiaries. This provision of the Plan shall be binding only in the geographic areas in which Company or its corporations or subsidiaries does or has done business. Doing business includes those areas where the Company has sales. Participant agrees the determination of Company’s Board of Directors shall be final and binding on the issue of whether Participant’s actions are or will be in violation of this paragraph. Participant may seek and the Board of Directors shall provide an advance determination as to whether Participant’s proposed actions will result in competition with Company.

9.	Information. Participant agrees to provide information regarding his employment as reasonably requested by Company from time to time to determine whether Participant is in competition with Company in violation of paragraph 8. Company may appoint a committee to review the information relating to Participant’s employment.

10.	Manner of Payment. Payments of deferred amounts shall be made in cash. Company may deduct from the amount of all distributions hereunder any federal, state or local taxes that may be due on the payment of the deferred compensation.

11.	Term. This Plan shall become effective as of the date first written above, and shall remain in effect for each succeeding calendar year unless Company terminates or amends it by action of its Board of Directors. However, any such termination or amendment will not adversely affect any rights of Participants that are already vested. This Plan may be amended or terminated by the Corporation at any time without notice or consent of any person pursuant to resolutions adopted by the Corporation. Any such amendment or termination shall take effect as of the date specified therein and, to the extent permitted by law, may have retroactive effect. However, no such amendment or termination shall reduce the amounts then credited to Participant’s account balance. If the Plan is terminated, benefits will be distributed in accordance with Internal Revenue Code Section 409A and any valid regulations issued thereunder as finalized.

Notwithstanding any other provision of the Plan to the contrary, the Plan can be amended by the Corporation at any time and retroactively if required to the extent that, in the opinion of the Corporation, such amendment shall be necessary in order to insure the Plan will be characterized as a Plan maintained for a select group of management or highly-compensated employees as described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, or to conform the Plan to the requirements of any applicable law, including without limitation, ERISA, Section 409A of the Internal Revenue Code, and any other provision of the Internal Revenue Code. No such amendment shall be considered prejudicial to any interest of a Participant or beneficiary hereunder.

12.

Funding. The obligations of Company hereunder are intended to be paid out of its general assets or, in Company’s absolute discretion, through a funding program including insurance or annuity contracts or bank accounts to be owed by Company. Company reserves the absolute right in its sole and exclusive discretion either to fund the obligations of Company undertaken by this Plan or to refrain from funding the same, and to determine the extent, nature and method of such funding.

If Company elects to fund this Plan in part or in whole, through the medium of bank or bookkeeping accounts, insurance contracts or annuities, or a combination thereof, Company shall retain sole ownership and control over such funds, and reserves the absolute right, in its sole discretion, to terminate such accounts, insurance contracts or annuities, as well as any other funding program, at any time, and either in part or in whole. At no time shall Participant be deemed to have any right, title or interest in or to any specified asset or assets of Company, including, but not by way of restriction, any bookkeeping or bank accounts, insurance or annuity contracts or the proceeds therefrom. At the request of Company, however, Participant shall submit to medical examination and supply such information and execute such documents as may be required by any insurance company to whom application has been made for insurance.

13.	Assignment by Company. This Plan shall inure to the benefit of Company, its transferees, successors and assigns and shall be binding upon the transferees, successors and assigns of Company.

14.	Assignment by Participant. All payments to be made under this Plan by Company shall be made either to Participant, any guardian who may be appointed by him, a beneficiary or beneficiaries nominated in writing by him to receive any payments to be made after his demise, his estate, and to no other person or entity. Payments to be made hereunder by Company shall not be transferable by Participant by assignment or otherwise (except as transferred pursuant to such nomination of beneficiary, to the terms of his last will and testament, if any, and if applicable, or in accord with the governing laws of intestacy), shall not be subject to advance commutation or encumbrance and insofar as legally possible so to do, shall not be subject to the claims of any creditor of Participant. None of the payments provided for by this Plan shall be subject to seizure for payment of any debts or judgments against Participant or any beneficiary; nor shall Participant or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to setoff for debts owed by Participant to Company. Any such attempted assignment, transfer, pledge or other conveyance shall not be recognized by Company.

15.	Construction. This Plan constitutes and expresses the complete understanding of the parties in reference to any deferred compensation arrangement, there being no oral or other plans or understandings between them affecting this Plan. This Plan shall be construed in accordance with the laws of the State of Indiana. The words of this instrument appearing as headings are for identification purposes only and are not a part of this Plan.

16.	Notices. All notices which are or may be given to Company shall be given at Skyline Corporation, 2520 By-Pass Road, P.O. Box 743, Elkhart, Indiana 46515. All notices which are or may be given to Participant shall be given at the last address given by Company by Participant. Either party may notify the other in writing of another or different address to which notices shall be sent and the last address so furnished shall be binding upon the parties. Notice in writing shall be deemed to have been given when posted by registered or certified mail, return receipt requested, addressed to the person to receive the same at such last designated address and shall be deemed to have been given on the date and at the hour of posting.

17	Section 409A. It is intended that this Plan shall conform with all applicable requirements of Section 409A. As such, in interpreting, construing or applying any of the foregoing definitions or any of the terms, conditions or provisions of the Plan, the same shall be construed in such manner and shall meet and comply with Section 409A of the Internal Revenue Code, any valid proposed or final regulation issued thereunder, or any other rulings or interpretations or precedents under Section 409A.

“COMPANY”

SKYLINE CORPORATION

Date Signed:	December 17, 2007	By:	/s/ Thomas G. Deranek
Thomas G. Deranek

EXHIBIT “A”

BENEFIT SCHEDULE

Name	Annual Death Benefit Amount	Annual Retirement Payment Amount	Eligibility Date

T. Deranek	$75,000	$75,000	05/31/06

W. Murschel	$75,000	$75,000	05/31/06

T. Decio	$75,000	$75,000	01/09/12

C. Chambliss	$40,000	$60,000	11/02/11

J. Pilarski	$40,000	$60,000	04/06/25

A. Decio	$100,000	$100,000	05/31/06

M. Kloska	$100,000	$0	05/31/06

D. Miller	$30,000	$0	05/31/06

K. Root	$20,000	$30,000	12/03/07

B. Page	$40,000	$60,000	10/10/14

M. Fransted	$30,000	$40,000	09/24/16

J. Holdread	$30,000	$40,000	10/28/20

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